EXHIBIT 10.37


                               GARDENBURGER, INC.

                      1999 SENIOR MANAGEMENT BONUS PROGRAM


PURPOSE:

Gardenburger's senior management team is compensated by three primary methods:

- market-based salary, as gauged against other targeted competitors for our talent;
- an equity opportunity that is reflected in a meaningful stock option grant program that encourages ownership and commitment to long-term goals; and
- a bonus opportunity that reflects reward for accomplishing intermediate-term goals.

The bonus program is specifically designed to reward the full team when pre-determined targets are met. The business drivers are primarily GROWTH OF REVENUE and PROFITABILITY. The focus of the company today is to continue the successful evolution of the branding strategy first implemented by Mr. Hubbard and to capture as large a portion of the market share as possible to reduce competition and to thwart entry by other possible competitors. Therefore, the present key driver is building revenue, with profitability as a component but impacted by the importance of capturing market share. Subsequent year plans will see this mix shift to create a greater balance between the drivers.

The agreed approach to awards has been to acknowledge the value in team-driven, as opposed to individual, accomplishment. This fosters sharing of goals between various business components (e.g., retail grocery, club, natural, foodservice) and attainment of overall company success. This approach will continue in 1999, with use of an individual component that allows the CEO to assess team member contribution to this broader effort. It will also reward for reaching specific, agreed goals and team participation.

APPROACH AND PROCESS

The key drivers that impact business are developed in advance of the beginning of the fiscal year, and agreement is reached with all members of the team surrounding their portion of the overall goal(s). Specific targets are discussed and negotiated until the best possible business results are agreed upon, with consideration to the needs of stockholders, customers, business partners and employees.

The principal driver is growth of revenues, with operating income as a secondary but essential part. Targets for FY1999 are:

-    Revenue goal of $145 million

-    Operating income target of $1 million

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The bonus targets for the senior team include 55% of base salary for CEO, and
45% of base salary for all other team members. Additionally, the award is divided into two parts for the second group:

-    75% of total: Business drivers (revenue/profitability).

-    25% of total: CEO discretionary award based on individual contribution.

This means that the first component may grow or shrink as a function of the calculation, while the second is fixed as a maximum amount relative to base salary.

The first component would be paid for business driver accomplishment. While revenue continues as the major factor in FY1999 business strategy, a matrix calculation will be used to track the percent accomplishment of each driver against the other. There is no distinction between business product areas; overall sales accomplishment is used. This relationship is expressed as a geometric grid, which has been established utilizing the business plan and laying out rates of payout against the two axis. The two factors work in tandem with each other so that success in one may partially offset lack of full attainment in the other. Benchmark points for this relationship include:

-    An uncapped maximum on sales growth to reward "exceptional" performance.
- A one-times-salary (100%) payout potential at $160 million in sales and $5 million in operating income.
- A minimum threshold, with no payout, at $120 million in sales and a loss of $5 million or greater.

The second component would be paid based upon the CEO's evaluation of the individual team member's contribution to the overall business success. Factors which may be used by the CEO could include (but are not limited to) completion of agreed departmental goals, leadership on company-wide tasks, or participation and leadership in senior team business processes. The award could be at any percentage between 0-25%. Benchmark points for this component include:

- An absolute maximum of 25% against base salary for the discretionary award, independent of the revenue and profitability calculation.

All rewards would be paid at conclusion of the FY, and after completion and verification of the year-end results by the company's Finance team.

An example of the bonuses created by this calculation is included as Attachment
1.

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                      1999 SENIOR MANAGEMENT BONUS PROGRAM

                          PAYOUT CALCULATION SCENARIOS
                             FOR 75% BUSINESS FACTOR


BUSINESS RESULTS:                             GEOMETRIC FORMULA:



$160 million & $9 million                     136%       $2,503,488

$150 million & $5 million                     78%        $1,435,824

$145 million & $1 million                     45%        $  828,360

$140 million & $2 million                     46%        $  846,748

$130 million & $0.5 million                   28%        $  515,424

$130 million & <$2 million>                   17%        $  312,936

$120 million & <$5 million>                   0%         $    - 0 -

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